EXHIBIT 10.30

AMENDMENT NO. 1 TO

STOCK REPURCHASE AGREEMENT

April 28, 2000

This AMENDMENT NO. 1 TO STOCK REPURCHASE AGREEMENT (this "Amendment") is made as of January 1, 2001, between Merchants Metals Holding Company, a Delaware corporation (the "Company"), and Julius S. Burns (the "Stockholder").

WHEREAS, the Company and Stockholder entered into that certain Stock Repurchase Agreement (the "Repurchase Agreement") dated as of April 28, 2000;

WHEREAS, in contemplation of a transfer of 10,000 Repurchase Shares by the Stockholder to trusts established for the benefit of the Stockholder's children (collectively, the "Trusts"), the Company and Stockholder desire to amend the Repurchase Agreement to clarify that the Repurchase Shares are subject to repurchase upon the termination of Julius S. Burns' employment with the Company;

WHEREAS, the Company and Stockholder desire to amend the Repurchase Agreement to provide that if Burns' employment is terminated after a Transaction (as defined in the quoted portion of Section 3 below), all Repurchase Shares (as defined in the Repurchase Agreement) shall become Vested Shares (as defined in the Repurchase Agreement);

THEREFORE, the Company and Stockholder hereby agrees as follows:

    DEFINITIONS

    All capitalized terms used herein and not otherwise defined herein have the meanings given to those terms in the Repurchase Agreement as amended hereby.

    amendment to section 1 of the repurchase agreement

    Effective as of the date hereof, the second sentence of Section 1 of the Repurchase Agreement is hereby amended and restated to read in its entirety as follows:

    "Except as otherwise provided in this Section 1, if, at any time on or prior to the fourth anniversary of the date of the issuance of the Repurchase Shares to the Julius S. Burns ("Burns"), Burns shall cease to be employed by the Company or one or more of its subsidiaries for the reasons described in Section 2 (a "Termination Event"), then the Company (or its designee) shall have the option (the "Repurchase Option") to purchase from any person owning such shares, including, without limitation any transferee, all or a portion of the Repurchase Shares in accordance with the provisions of Section 2 of this Agreement."

    AMENDMENT TO SECTION 2 OF THE REPURCHASE AGREEMENT

    Effective as of the date hereof, the second, third, fourth and fifth paragraphs of Section 2 of the Repurchase Agreement are hereby amended and restated to read in their entirety as follows:

    "If (i) Burns' employment is terminated on or before the fourth anniversary of the Issuance Date (A) by Burns, or (B) by the Company for Cause, and (ii) a Transaction has not occurred prior to such termination, the Company may repurchase from any person owning such shares, including, without limitation any transferee, the Vested Shares for the Fair Market Value thereof and the Unvested Shares for a price of $1.00 per share.

    If Burns' employment is terminated on or before the fourth anniversary of the Issuance Date (i) due to Burns' death or disability, (ii) by the Company without Cause, or (iii) by Burns or the Company for any reason after the occurrence of a Transaction, all of the Repurchase Shares shall become Vested Shares upon such termination and the Company may repurchase from any person owning such shares, including, without limitation any transferee, the Vested Shares for the Fair Market Value thereof.

    As used in this Agreement, (i) "Cause" means conduct by Burns (A) resulting in a conviction of, or plea of nolo contendre to, a felony, (B) constituting material breach of, or continued gross neglect of his duties or responsibilities under, the terms of his employment with the Company or any of its Subsidiaries, (C) constituting fraud, dishonesty in connection with his employment, competition with the Company or any of its subsidiaries, or unauthorized use of any trade secret or other confidential information of the Company or any of its subsidiaries, or (D) constituting the failure to properly perform his duties in the reasonable good faith judgment of the Board of Directors of the Company; provided, however, the Company shall give Burns written notice of any actions alleged to constitute Cause under clause (B) or (D) above, and Burns shall have a reasonable opportunity (as specified by the Board of Directors) to cure any such alleged Cause, (ii) "Issuance Date" means the date of the purchase of the Repurchase Shares by Burns, (iii) a "Transaction" means an event upon which a party unaffiliated with the stockholders of the Company as of the date hereof, (A) acquires all or substantially all of the assets of the Company or its wholly-owned subsidiary, MMI Products, Inc. ("MMI"), or (B) on a post-transaction basis acquires, directly or indirectly or by merger, recapitalization, or consolidation, at least a majority in voting power and in economic interest of the Company's or MMI's outstanding equity, (iv) " Unvested Shares" means the shares of Repurchase Stock not vested pursuant to this Section 2 by the date of the Termination Event, and (v) "Vested Shares" means the shares of Repurchase Stock vested pursuant to this Section 2 on or by the date of the Termination Event.

    Also, as used in this Agreement, "Fair Market Value" of Vested Shares means the fair market value of such Vested Shares as determined by mutual agreement of the Board of Directors of the Company and Burns. If within 15 days after the date of the Exercise Notice, such parties are unable to agree on such Fair Market Value, the Fair Market Value shall be determined by an independent appraiser mutually selected by the Board of Directors of the Company and Burns. If such parties are unable to agree upon an appraiser within 30 days after the date of the Exercise Notice, the Board of Directors of the Company, on the one hand, and Burns, on the other hand, shall each select an independent appraiser. Those two appraisers shall then select a third independent appraiser. That third independent appraiser shall determine the Fair Market Value, and such determination shall be binding upon the parties hereto."

    ACKNOWLEDGEMENT OF STOCKHOLDER

    Stockholder acknowledges that the Board of Directors of the Company has consented to the transfer of 10,000 of the Repurchase Shares (the "Transfer Shares") to the Trusts, subject to the agreement of the Trusts that the Trusts and the Transfer Shares would be bound by all terms on restrictions of such Repurchase Shares as would have been applicable if Burns had held the Transfer Shares directly. Stockholder further acknowledges that the Transfer Shares are the 10,000 shares that became Vested Shares on the Issuance Date.

    MISCELLANEOUS
      Governing Law. This Amendment shall be governed by and construed in accordance with the internal substantive laws (and not the conflict laws) of the State of Delaware.
      Headings. The section and other headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
      Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Company and Stockholder have executed this Amendment No. 1 to Stock Repurchase Agreement as of the date first written above.

MERCHANTS METALS HOLDING COMPANY
By: /s/ Thomas F. McWilliams
Thomas F. McWilliams
Director
STOCKHOLDER:
By: /s/ Julius s. Burns
Julius S. Burns